Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (file No. 333-214779) and Form S-3 (File No. 333-217473) of TD Holdings, Inc. (formerly Bat Group, Inc.) (the “Company”) of our report dated May 29, 2020, relating to the consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year ended December 31, 2019, included in its Annual Report on Form 10-K.

/s/ Friedman LLP

New York, New York

May 29, 2020